Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 2004 relating to the consolidated financial statements and financial statement schedule of ValueClick, Inc., which appears in ValueClick’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
July 1, 2005